UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SIX FLAGS ENTERTAINMENT CORPORATION
924 Avenue J East
Grand Prairie, Texas 75050
March 22, 2016
Dear Fellow Stockholder:
We are pleased to invite you to attend the 2016 Annual Meeting of Stockholders (Annual Meeting) of Six Flags Entertainment Corporation to be held on Wednesday, May 4, 2016 at 3:00 p.m., Eastern Time, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017.
Details regarding the business to be conducted at the Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement.
As in prior years, we have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. This process expedites stockholders' receipt of proxy materials, lowers the costs of delivery, and conserves natural resources.
On March 22, 2016, we began mailing our stockholders a notice containing instructions on how to access our proxy materials and vote online, by telephone or by mail, and to receive a printed copy of the materials by mail.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mail. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously voted. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials you received in the mail.
On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued support.

Sincerely,
JOHN DUFFEY President and Chief Executive Officer	JIM REID-ANDERSON Executive Chairman

SIX FLAGS ENTERTAINMENT CORPORATION

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	3:00 p.m. Eastern Time, on Wednesday, May 4, 2016.

Place	The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017.

Items of Business	(1) To elect eight members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

(2) To hold an advisory vote to ratify KPMG LLP as Six Flags Entertainment Corporation's independent registered public accounting firm for the year ending December 31, 2016.

(3) To consider such other business as may properly come before the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a stockholder of the Company as of the close of business on March 9, 2016.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled "General Information" beginning on page 1 of the proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,
WALTER S. HAWRYLAK Secretary

Grand Prairie, Texas March 22, 2016

Important Notice Regarding Internet Availability of Proxy Materials
Our proxy statement is attached. Financial and other information concerning Six Flags Entertainment Corporation is contained in our 2015 Annual Report. The proxy statement and the 2015 Annual Report are available at www.sixflags.com/investors.

GENERAL INFORMATION
This proxy statement is being furnished to holders of common stock of Six Flags Entertainment Corporation (the "Company" or "we" or "us") in connection with the solicitation of proxies by the Board of Directors for use in voting at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 4, 2016, at 3:00 p.m., Eastern Time, at The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017, and at any postponement or adjournment thereof.
Internet Availability of Proxy Materials
Pursuant to rules of the Securities and Exchange Commission ("SEC"), the Company is furnishing proxy materials to its stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 22, 2016, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 9, 2016, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials including this Proxy Statement and the Annual Report for the year ended December 31, 2015.
This process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Quorum
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.
Required Vote

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the eight nominees with the highest number of affirmative FOR votes will be elected	Not counted for purposes of calculating approval percentage	Brokers do not have discretionary authority; Not counted for purposes of calculating approval percentage
Advisory Vote to Ratify Appointment of KPMG LLP	Majority of shares present at Annual Meeting	Treated as a vote against the matter for purposes of calculating approval percentage	Brokers have discretionary authority
With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST or ABSTAIN.
All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.
A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares.
In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank or other nominee.

Revocation of Proxies
Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 3, 2016 to be counted.
Record Date
Only stockholders of record as of the close of business on March 9, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 9, 2016, the Company had issued and outstanding 93,174,798 shares of common stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 9, 2016.
Proxy Voting Methods
If at the close of business on March 9, 2016, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone or by mail. You may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce the Company's administrative and postage costs, we suggest that you vote on the Internet or by phone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described above.
        If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 3, 2016 to be counted.
INTERNET

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If your shares are registered in your name:  Go to www.envisionreports.com/SIX and follow the online instructions. You will need the 15-digit control number included on your Notice or proxy card when you access the web page.

•	If your shares are held in a stock brokerage account or by a bank or other nominee: Go to www.proxyvote.com and follow the instructions that you receive from your broker, bank or other nominee.
TELEPHONE

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If your shares are registered in your name:  Call toll-free (800) 652-8683 and follow the recorded instructions. You will need the 15-digit control number included on your Notice or proxy card when you call.

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If your shares are held in a stock brokerage account or by a bank or other nominee:  Vote your shares over the telephone by following the voting instructions that you receive from your broker, bank or other nominee.

MAIL

•	Request a proxy card by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.
The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. Whether or not you attend the Annual Meeting, your vote is important. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and timely returning a proxy card. You may also vote in person at the Annual Meeting.
Householding
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders may write or email us at the following address and email address:

Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Attention: Investor Relations
nkrejsa@sftp.com
972-595-5083
Stockholders who hold shares in street name through a broker, bank or other nominee may contact their broker, bank or other similar organization to request information about householding.
Solicitation of Proxies
This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person, by mail, telephone, e-mail or other electronic means. The Company will not specially compensate those persons for their solicitation activities.

CORPORATE GOVERNANCE
The Board of Directors
The Company's business, property and affairs are managed under the direction of the Board of Directors of the Company (the "Board"). The Board is elected by stockholders to oversee management and to ensure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in the operating details on a day-to-day basis. The Board is advised of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.
The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings as well as the annual meeting of stockholders. During the year ended December 31, 2015, the Board held 4 meetings. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board and of the meetings of committees of the Board on which such director served. All of the then-current directors of the Company attended the Company's annual meeting of stockholders in 2015 and the Company expects that each director nominee will attend the Annual Meeting.
The Board only has one class of directors. As a result, all directors are elected each year by the Company's stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.
Each director of the Company was elected at the Company's annual meeting of stockholders in 2015 except Mr. Duffey who was appointed by the Board in February 2016 in connection with becoming the President and Chief Executive Officer of the Company. The Board currently has eight directors and all eight directors of the Company are being nominated by the Board at the Annual Meeting. See "Proposal 1: Election of Directors."
Stockholders and other interested parties may contact Jon L. Luther, the Lead Independent Director, and the other non-employee directors by writing to the Lead Independent Director c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.
Independence
The Board has affirmatively determined that six of the eight current directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are "independent" within the meaning of the Company's director independence standards as set forth in the Company's Corporate Governance Guidelines. These standards reflect the independence standards adopted by the New York Stock Exchange ("NYSE"). The independent directors are Kurt M. Cellar, Charles A. Koppelman, Jon L. Luther, Usman Nabi, Stephen D. Owens and Richard W. Roedel.
None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than the director compensation described below or have engaged in any transaction with the Company or its affiliates or have any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.
Corporate Governance Documents
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and the charters of the Board committees provide the framework for the governance of the Company.
Corporate Governance Guidelines
The Corporate Governance Guidelines cover, among other things, the functions of the Board, the qualifications of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the succession plan for the chief executive officer and other senior executives.
Code of Business Conduct and Ethics
The Company has adopted and maintains a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the Company's best interest.
Code of Ethics for Senior Management
The Company has also adopted and maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management including persons with financial reporting responsibilities at the Company. Each member of the Company's senior management is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Management.
The Company intends to post amendments to or waivers from the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Company's Code of Ethics for Senior Management on the Company's website at www.sixflags.com/investors. No waivers have been made or granted prior to the date of this Proxy Statement.
Availability of Corporate Governance Documents
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Management and charters of the committees of the Board are available on the Company's website at www.sixflags.com/investors. A printed copy of each of these documents is available, without charge, by sending a written request to: Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Investor Relations, or by sending an email to nkrejsa@sftp.com.
Board Committees
The Board has designated an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of the committees as of March 1, 2016 and the function of each committee are described below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kurt M. Cellar	X*+
John M. Duffey
Charles A. Koppelman	X	X
Jon L. Luther		X*
Usman Nabi			X*
Stephen D. Owens		X	X
James Reid-Anderson
Richard W. Roedel	X+		X
___________________________
* Chairman
+ Audit Committee Financial Expert
Audit Committee
The overall purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee's duties and responsibilities include, among other things, (i) the appointment, compensation, evaluation and oversight of the work of the Company's independent auditors; (ii) review and approval of the independent auditor's engagement including the pre-approval of all audit and permitted non-audit engagements; (iii) oversight of the independent auditor's independence; (iv) review of the results of the year-end audit; (v) review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; (vi) review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; (vii) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (viii) oversight of the Company's legal and regulatory compliance and the Company's safety programs as established by management.
The Audit Committee held 8 meetings during 2015 and met in executive session without management as it deemed necessary. A copy of the Audit Committee charter is available to stockholders on the Company's website at www.sixflags.com/

investors. All members of the Audit Committee are independent within the meaning of SEC regulations. In addition, the Board has determined that Messrs. Cellar and Roedel are each qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation, any duties, obligations or other liability that are greater than the duties, obligations or liabilities imposed on such person as a member of the Audit Committee in the absence of such designation. Members of the Audit Committee may not serve on the audit committee of more than four public companies, including the Company, except that in the event such member serves on more than three public company audit committees, the Board must determine that such simultaneous service would not impair the ability of such member to serve effectively on the Company's Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three public companies.
Compensation Committee
The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing the Company's overall compensation philosophy; (ii) determines the appropriate compensation levels for the Company's executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to the Company's equity-based plans; and (v) reviews employee salary levels.
The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation with respect to executive compensation was made in 2015. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee has retained Deloitte Consulting LLP ("Deloitte") to advise it in connection with ongoing compensation matters related to the Company. During 2015, Deloitte affiliates provided tax and other consulting services to the Company. The Company has reviewed the services provided by Deloitte and its affiliates and has approved the provision of such services. The Company does not believe that the non-compensation services impair Deloitte’s ability to provide independent advice to the Compensation Committee, or otherwise present a conflict of interest. The aggregate fees paid to Deloitte for executive compensation services to the Compensation Committee during 2015 were $49,569, and the aggregate fees paid to Deloitte for tax and other consulting services to the Company during 2015 were $456,637.
The Compensation Committee met 4 times during 2015. At every meeting, the Compensation Committee met in executive session without management. A copy of the written Compensation Committee charter is available to stockholders on the Company's website at www.sixflags.com/investors. The Board has determined that each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and meets the independence requirements of the NYSE and the "outside director" requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed during 2015.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including, recommendations concerning the functions and duties of the committees of the Board, and in conjunction with the Compensation Committee, compensation for non-employee directors. The Nominating and Corporate Governance Committee developed and recommended to the Board the Company's Corporate Governance Guidelines and reviews, on a regular basis, the overall corporate governance of the Company.
The Nominating and Corporate Governance Committee met 4 times during 2015. At every meeting, the Nominating and Corporate Governance Committee met in executive session without management. A copy of the Nominating and Corporate Governance Committee's written charter is available to stockholders on the Company's website at www.sixflags.com/investors. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE requirements.

Communications with the Board of Directors
Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.
Meetings of Independent Directors
The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director or, in his absence, one of the other independent directors will chair that executive session.
Board Leadership Structure
The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate and believes it should maintain flexibility to select the Company's Chairman and Board leadership structure from time to time. The Company's By-Laws provide that the Board may designate a Chairman. Accordingly, the Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in the best interest of the Company. In 2016, the Board elected to split the Chairman and Chief Executive Officer roles when Mr. Reid-Anderson assumed the role of Executive Chairman of the Company, and Mr. Duffey became the Company’s President and Chief Executive Officer. As Executive Chairman, Mr. Reid-Anderson remains involved in key strategic matters, such as long range strategic planning, corporate governance activities, organizational planning, and merger and acquisition activities, as well as providing general assistance with the transition of responsibilities over the operation of the Company to Mr. Duffey. Given his in-depth knowledge of the Company, the Board believes Mr. Reid-Anderson continues to be best positioned to develop agendas that ensure the Board's time and attention are focused on the most critical matters. His role ensures decisive leadership and ensures clear accountability.

The Board believes that there is no single Board leadership structure that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address the Company's and the Board's then current circumstances as and when appropriate. The Board believes that this leadership structure, together with the role of the Lead Independent Director, is currently in the best interest of the Company and its stockholders. Mr. Luther serves as the Company's Lead Independent Director and his role helps ensure a strong independent Board. As the Lead Independent Director, Mr. Luther presides at meetings of the independent members of the Board and serves as the presiding director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings.
Board Role in Risk Oversight
The Company's management is responsible for identifying, assessing and managing the material risks facing the business. The Board and, in particular, the Audit Committee are responsible for overseeing the Company's processes for assessing and managing risk. Each of the Chief Executive Officer, Chief Financial Officer, General Counsel and Vice President of Internal Audit, with input as appropriate from other management members, report and provide relevant information directly to either the Board and/or the Audit Committee on various types of identified material financial, reputation, legal, operational, environmental and business risks to which the Company is or may be subject, as well as mitigation strategies for certain salient risks. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses the Company's business and financial risk management and risk assessment policies and procedures with senior management, the Company's independent auditor and the Vice President of Internal Audit of the Company. The Audit Committee reports its risk assessment function to the full Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which the Company is exposed and to align risk-taking appropriately with the Company's efforts to increase stockholder value. The Board believes that the leadership structure described above under "Board Leadership Structure" facilitates the Board's oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through committees, including the independent Audit Committee, to participate actively in the oversight of management's actions.

Nomination Process
Role of the Nominating and Corporate Governance Committee
The Board has adopted a set of Corporate Governance Guidelines which includes qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. With respect to diversity, the Nominating and Corporate Governance Committee and the Board as a whole broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board therefore considers diversity in identifying nominees for director but does not have a separate policy directed toward diversity. In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely renominated annually.
After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by the Company or by one of the Company's stockholders.
The Nominating and Corporate Governance Committee may retain a director search firm to help identify qualified director candidates.
Stockholder Recommendations and Nominations
Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending the name and supporting information in accordance with Rule 14a-8 of the Exchange Act and the information set forth in the Company's Corporate Governance Guidelines (available on the Company’s website at www.sixflags.com/investors) to the Secretary or Lead Independent Director, c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.
The Company's Amended and Restated By-Laws permit a stockholder to nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder's intent to make the nomination has been given to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company's previous annual meeting. In order to be considered timely for the 2017 annual meeting, notice of a stockholder's intent to make a nomination at the 2017 annual meeting must be given to the Company no earlier than January 5, 2017 and no later than February 4, 2017. The notice must include all information relating to such nominee that is required to be disclosed in a proxy statement, including, without limitation, the name and address of the nominee, and the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice must also include, as to the stockholder submitting the nomination: (i) such person's name and address; (ii) the class and number of shares of the Company's capital stock that are owned beneficially and of record; (iii) a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person; and (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders. The Company may require any proposed nominee to furnish other information as the Company may reasonably require determining the eligibility of the proposed nominee to serve as a director of the Company.

2015 NON-EMPLOYEE DIRECTOR COMPENSATION
The Nominating and Corporate Governance Committee and the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors' interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2015 was comprised of cash compensation (which can be deferred into stock units) and equity compensation in the form of restricted stock awards.
Description of Non-Employee Director Compensation
At least annually, the Nominating and Corporate Governance Committee and the Compensation Committee review non-employee director compensation and benefits. The Compensation Committee retained Deloitte to provide advice in connection with ongoing compensation matters related to the Company. Deloitte provided the Committee with an analysis of the competitiveness of the Company's non-employee director compensation program.
Cash and Equity Compensation
The following table sets forth the annual compensation to non-employee directors in 2015. The cash compensation is paid in equal quarterly installments at the beginning of each fiscal quarter.

Amount($)
Cash Retainer(1)	65,000
Equity Retainer(1)(2)	135,000
Audit Committee Chairman Retainer	20,000
Compensation Committee Chairman Retainer	15,000
Nominating and Corporate Governance Committee Chairman Retainer	10,000
Audit Committee Member Retainer	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	7,500
Lead Independent Director Retainer	30,000
_________________________

(1)
Effective as of May 6, 2015, the Board approved an increase to (i) the annual cash retainer for service as a director from $62,500 to $65,000, (ii) the annual equity retainer from $125,000 to $135,000, and (iii) the annual cash retainer for the Lead Independent Director from $20,000 to $30,000. Effective as of the Annual Meeting, the Board approved an increase to (i) the annual cash retainer for service as a director to $70,000 and (ii) the annual equity retainer to $140,000.

(2)
Granted in the form of time-vested (12 month) restricted stock awards determined by dividing the amount of the equity retainer by the closing price of the Company's common stock on the date of grant. The restricted stock vests in full on the earlier of the day immediately prior to the first annual meeting of stockholders of the Company after the date of grant or the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director).

Cash Retainer Deferral Program
The Company maintains a director cash retainer deferral program under the Company's Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member's services as a director. The cash compensation that a director may elect to receive in stock units is only the cash compensation that the director otherwise would receive for services as a director of the Company and does not include any cash compensation for being the lead independent director, or chairman or member of any committee of the Board. Each deferred stock unit accumulates dividend equivalents that are converted to additional deferred stock units annually. The conversion of stock units into shares and the distribution of such shares under this program will occur on the first business day following the thirtieth day after a director's service as a director terminates.

Stock Ownership Guidelines
To further the Company's objective of aligning the interests of directors with the Company's stockholders, the Board has adopted stock ownership guidelines for directors. Each director should seek to have a level of ownership of Company stock that has a value approximately equal to at least three times the director's annual cash retainer. For purposes of the guidelines, the annual cash retainer does not include any additional cash compensation paid for participation on any committee of the Board or for serving as Chairman of any such committee. The ownership level should be achieved within three years of (i) the effective date of the guidelines for directors serving as of the adoption of the guidelines or (ii) the date the person first becomes a director for newly appointed or elected directors. All of the directors are in compliance with the Company's stock ownership guidelines.
2015 Non-Employee Director Compensation
Employee directors do not receive any compensation in connection with their director service. During 2015, Mr. Reid-Anderson was the only employee-director and his compensation as an employee is set forth in the 2015 Summary Compensation Table. Mr. Nabi previously advised the Board that he did not wish to receive any director fees. The following table sets forth compensation paid to or earned by each non-employee director for the year ending December 31, 2015:

Director	Fees Earned or Paid in Cash($)(1)(2)	Stock Awards($)(3)(4)	Total($)
Kurt M. Cellar	84,167	134,954	219,121
Charles A. Koppelman	86,667	134,954	221,621
Jon L. Luther	105,789	134,954	240,743
Usman Nabi	—	—	—
Stephen D. Owens	81,667	134,954	216,621
Richard W. Roedel	84,122	134,954	219,076
_________________________

(1)	The following table sets forth the annual cash compensation earned by each non-employee director in 2015:

			Committees
Director	Retainer($)	Lead Independent Director($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Total Cash Amount($)
Kurt M. Cellar	64,167	—	20,000	—	—	84,167
Charles A. Koppelman	64,167	—	12,500	10,000	—	86,667
Jon L. Luther	64,122	26,667	—	15,000	—	105,789
Usman Nabi	—		—	—	—	—
Stephen D. Owens	64,167	—	—	10,000	7,500	81,667
Richard W. Roedel	64,122	—	12,500	—	7,500	84,122

(2)
Non-employee directors may defer all or a portion of their cash retainer in the form of stock units under the Long-Term Incentive Plan pursuant to the Company's director cash retainer deferral program. The amounts for Messrs. Luther and Roedel include $64,122 ($64,167 rounded to the nearest whole share value), which they each elected to defer pursuant to the director cash retainer deferral program. Accordingly, Messrs. Luther and Roedel were each granted 1,376 deferred stock units in 2015. In addition, Messrs. Luther and Roedel each received 237 deferred stock units representing accumulated dividend equivalents on their deferred stock unit account. See "—Description of Non-Employee Director Compensation" for a discussion of the Company's director cash retainer deferral program.

(3)
The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2015. Dividends on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)
As of December 31, 2015, each non-employee director (other than Mr. Nabi) had 2,896 shares of restricted stock outstanding, which vest on May 3, 2016. Each non-employee director (other than Mr. Nabi) had only one unvested award outstanding as of December 31, 2015 and therefore, the grant date fair value of such award is reflected in the 2015 Director Compensation Table. There are no outstanding stock option awards for any non-employee director.

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, eight directors are nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. At this time the Board believes it is appropriately sized at eight members but will review possible candidates for the one Board vacancy if and when circumstances merit. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Information Concerning Nominees

Name	Age as of March 1, 2016	Position with the Company
Kurt M. Cellar	46	Director
John M. Duffey	55	Director, President and CEO
Charles A. Koppelman	75	Director
Jon L. Luther	72	Director
Usman Nabi	41	Director
Stephen D. Owens	45	Director
James Reid-Anderson	56	Executive Chairman
Richard W. Roedel	66	Director
Kurt M. Cellar has served as a director of the Company since May 2010. Since January 2008, Mr. Cellar has been the President of Corner Pocket Investors, LLC. He has also been a consultant to companies in a variety of industries as well as a private investor. From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C. He was partner and portfolio manager from 2003 until his departure. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Before that, he was a strategy consultant at LEK/Alcar. He is currently a director of Angiotech Pharmaceuticals, Inc., Edison Mission Energy Trust, Hawaiian Telecom Holdco, Inc., Home Buyers Warranty and U.S. Concrete Inc. Within the last five years, Mr. Cellar was also a member of the Board of Directors of Aventine Renewable Energy where he was a member of the Audit and Compensation Committees, Horizon Lines, Inc., where he was a member of the Audit Committee and Nominating and Corporate Governance Committee, The Penn Traffic Company where he was a member of the Compensation Committee, RCN Corporation, where he was a member of the Audit and Compensation Committees, and Vertis Communications. Mr. Cellar is well qualified to serve on the Board based on his significant accounting and financial experience and his other public company board experience.
John M. Duffey has served as a director as well as President and Chief Executive Officer of the Company since February 2016. From September 2010 to February 2016, he served as Chief Financial Officer of the Company. Mr. Duffey previously served as Executive Vice President and Chief Integration Officer of Siemens Healthcare Diagnostics from November 2007 to January 2010, and was responsible for leading the integration of Siemens Medical Solutions Diagnostics and Dade Behring. Prior to Dade Behring’s acquisition by Siemens AG, from 2001 to November 2007, Mr. Duffey served as the Executive Vice President and Chief Financial Officer of Dade Behring Inc., where he negotiated and led the company through a debt restructuring and entry into the public equity market. Prior to joining Dade Behring, Mr. Duffey was with Price Waterhouse in the Chicago and Detroit practice offices as well as the Washington D.C. National Office. Mr. Duffey holds a B.A. degree in Accounting from Michigan State University. Mr. Duffey’s experience and leadership as the Company’s Chief Financial Officer for more than five years and the Company’s current President and Chief Executive Officer has given him intimate knowledge of all aspects of the Company's business and will enhance his service as a director.
Charles A. Koppelman has served as a director of the Company since May 2010. Mr. Koppelman currently serves as Chairman and Chief Executive Officer of CAK Entertainment Inc., an entertainment consultant and brand development firm, and is a director of Las Vegas Sands. Mr. Koppelman served as Non-Executive Chairman of the board of directors of Martha Stewart Living Omnimedia, Inc. from September 2011 through May 2012 and as its Executive Chairman and principal executive officer from July 2008 until September 2011. Mr. Koppelman joined the board of Martha Stewart Omnimedia, Inc. in July 2004 and became its Chairman in June 2005. From 1990 to 1994, he served first as Chairman and Chief Executive Officer of EMI Music Publishing and then from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North

America. Mr. Koppelman previously served on the board of directors of Medient Studios, Inc. Mr. Koppelman's business acumen acquired from his extensive experience with media and entertainment companies together with his branding experience make him highly qualified to serve on the Board.
Jon L. Luther has served as a director of the Company since May 2010. Mr. Luther served as Chief Executive Officer of Dunkin' Brands Group Inc., a quick-service restaurant franchisor whose brands include Dunkin' Donuts and Baskin-Robbins, from January 2003 to December 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman, and in July 2010, became the Non-Executive Chairman, a position he held until his retirement in May 2013. Mr. Luther serves as a director and member of the Compensation Committee and Nominating and Corporate Governance Committee of Brinker International, Inc., an owner and franchisor of certain restaurant brands. Mr. Luther is also a director and member of the Nominating and Corporate Governance Committee of Temper Sealy International Inc., a bedding provider, as well as a director of Arby's Restaurant Group, Inc., a privately held quick-service sandwich chain. Mr. Luther is also the Chairman of the Board of Directors of The Culinary Institute of America and also serves as Chairman of its Executive Committee. Within the last five years, Mr. Luther served as Chairman for the International Franchise Association and was a member of its Executive Committee. Mr. Luther brings to the Board executive leadership experience and vast business experience and expertise in the food and beverage segment as well as in brand marketing.
Usman Nabi has served as a director of the Company since May 2010. Mr. Nabi is a Senior Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2006, Mr. Nabi was at Perry Capital, the Carlyle Group, and Lazard Freres. Mr. Nabi serves as a director and member of the Compensation Committee of Temper Sealy International Inc. As a Senior Partner at H Partners Management, Mr. Nabi brings to the Board a keen business and financial sense and strong investment experience especially in the consumer sector.
Stephen D. Owens has served as a director of the Company since May 2010. Mr. Owens is co-founder and Managing Director of Staple Street Capital, a private equity firm. Prior to founding Staple Street Capital in 1995, Mr. Owens was a Managing Director at The Carlyle Group in the firm's U.S. Buyout team. While at Carlyle, Mr. Owens co-founded the firm's Global Consumer & Retail Group, was a senior member of the firm's Global Communications & Media Group, and executed and oversaw investments in the business services and transportation sectors. Previously, Mr. Owens was a principal investor and investment banker with Lehman Brothers in their New York and Hong Kong offices. Mr. Owens' business and finance experience, including helping to create value in multi-location consumer-facing businesses, qualifies him to serve on the Board.
James Reid-Anderson has served as Chairman of the Board since August 2010. Mr. Reid-Anderson was named Executive Chairman of the Company in February 2016. From August 2010 to February 2016, he also served as President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Reid-Anderson was an adviser to Apollo Management L.P., a private equity investment firm, commencing January 2010, and from December 2008 to March 2010 was an adviser to the managing board of Siemens AG, a worldwide manufacturer and supplier for the industrial, energy and healthcare industries. From May through November 2008, Mr. Reid-Anderson was a member of Siemens AG’s managing board and Chief Executive Officer of Siemens’ Healthcare Sector, and from November 2007 through April 2008 he was the Chief Executive Officer of Siemens’ Healthcare Diagnostics unit. Prior to the sale of the company to Siemens, Mr. Reid-Anderson served as Chairman, President and Chief Executive Officer of Dade Behring Inc., a company that manufactured medical diagnostics equipment and supplies, which he joined in August 1996. Mr. Reid-Anderson previously held roles of increasing responsibility at PepsiCo, Grand Metropolitan (now Diageo) and Mobil. Mr. Reid-Anderson is a fellow of the U.K. Association of Chartered Certified Accountants and holds a Bachelor of Commerce (Honor) degree from the University of Birmingham, U.K. Mr. Reid-Anderson’s prior experience as Chairman, President and Chief Executive Officer of Dade Behring, a restructured public company, and most recently Chairman, President and Chief Executive Officer of the Company, as well as his extensive operational, international and financial background, makes him especially qualified to serve as Executive Chairman and continue to guide the Company strategically.
Richard W. Roedel has been a director of the Company since December 2010. Mr. Roedel is a director and Chairman of the Audit Committee of LSB Industries, Inc. as well as a director and member of the Audit Committee and Chairman of the Risk Committee of IHS, Inc. Mr. Roedel is the Non-Executive Chairman of Luna Innovations Incorporated and, over the years, has been the chairman of several governance, compensation and special committees. Mr. Roedel served on the Board of Directors of Lorillard, Inc. from 2008 through 2015, when it was acquired by Reynolds American Inc. Mr. Roedel also served as Chair of the Audit Committee of Lorillard, Inc. as well as a member of its Nominating & Corporate Governance Committee. Mr. Roedel served on the Board of Directors of Sealy Corporation in several capacities, including Chairman of its Audit Committee, until March 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc. in several capacities until October 2012, when it was acquired by Ingram Micro Inc., including Chairman of its Audit Committee, Chairman of its Compensation Committee and member of its Nominating and Governance Committee. Mr. Roedel was a director of Broadview Holdings, Inc., a private company, and was Chairman of its Audit Committee and a member of its Compensation Committees until 2012. Mr. Roedel was a director and Chairman of the Audit

Committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade Behring was acquired by Siemens AG. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later Chairman and CEO. As a result of these and other professional experiences, Mr. Roedel has extensive experience in finance, accounting and risk management and in public company board and committee practices, which make him well-qualified to serve on the Board.
Vote Required
A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

AUDIT COMMITTEE REPORT
The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that has been approved and adopted by the Board and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.
The Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, disclosure, accounting and legal compliance and (iii) the Company's auditing, accounting and financial reporting processes generally.
Management is responsible for the preparation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.
The following is the report of the Audit Committee of the Company with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2015.
To fulfill its responsibility, the Audit Committee has done the following:

•
The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal controls over financial reporting.

•
The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Auditing Standard No. 16 regarding the auditors' judgments about the quality of the Company's accounting principles as applied in its financial reporting.

•
The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements and management's assessment of the Company's internal controls over financial reporting for the fiscal year ended December 31, 2015 be included in the Company's Annual Report on Form 10-K for such year for filing with the SEC.

THE AUDIT COMMITTEE
Kurt M. Cellar (Chair) Charles A. Koppelman Richard W. Roedel
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis below with the Company's management and, based on such review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jon L. Luther (Chair) Charles A. Koppelman Stephen D. Owens

EXECUTIVE COMPENSATION
Overview
This section of the Proxy Statement contains information regarding our compensation programs, policies and objectives and, in particular, their application to a specific group of individuals that we refer to as our named executive officers. Our named executive officers include the Company's Chief Executive Officer, the Chief Financial Officer and the other executives named in this Proxy Statement. This section is organized as follows:

•
Compensation Discussion and Analysis.   This section contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of the named executive officers for 2015 and other information that we believe may be useful to investors regarding compensation of the named executive officers.

•	Compensation Policies and Risk Management Practices. This section describes the Company's compensation policies and practices as they relate to the Company's risk management.

•	Description of Employment Agreements of Named Executive Officers. This section refers to the employment agreements between the named executive officers and the Company.

•
2015 Executive Compensation Tables.   This section provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to the named executive officers and related information.

•	Potential Payments Upon Termination. This section provides information regarding amounts that could become payable to the named executive officers following specified events.
The parts of this Executive Compensation section described above are intended to be read together and each provides information not included in the others. In addition, for background information regarding the Compensation Committee and its responsibilities, please see "Corporate Governance—Board Committees—Compensation Committee" above.
Compensation Discussion and Analysis
Executive Summary
The Company's goals for its executive compensation program are to attract, motivate and retain a talented and experienced management team that will provide leadership for the Company's long-term success. The Company seeks to accomplish these goals in a way that rewards performance and is aligned with its stockholders' interests as exemplified by the Company's Project 500 and Project 600 performance-based award programs described below.
The compensation for the named executive officers consists of four elements—base salaries, annual cash incentives, long-term equity awards, and perquisites and benefits—that are designed to reward performance in a simple and straightforward manner. Each of the named executive officers has an employment agreement with the Company that was negotiated at arm's-length and sets forth the initial basis for the executives' compensation.
The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. Some of the Company's financial results for 2015 include the following:

Key Financial Metric	2015 Financial Results
Revenue	$1.3 billion (7% increase over 2014)
Cash Generated from Operating Activities	$474 million (21% increase over 2014)
Investment in New Capital	$114 million (9% of revenue)
Stockholder Return	33% (including reinvestment of dividends)
Dividend Per Share	$2.14 (11% increase over 2014)
Stock Repurchases	$245 million (5.2 million shares)

The following table highlights certain practices that the Company maintains and others that the Company has avoided or prohibited because the Company believes doing so enhances its pay for performance philosophy and further aligns executives' interests with those of the Company's stockholders:

Practices Maintained by the Company	Practices NOT Maintained by the Company
Incentive award metrics that are objective and tied to performance	High percentage of fixed compensation
Stock ownership guidelines	Repricing of options without stockholder approval
Limited perquisites	Excise tax gross-ups upon change in control
Double-trigger change in control severance	Excessive perquisites
Four year vesting for equity awards to promote retention	Hedging ownership of Company stock
Alignment of compensation with stockholder interests	Dividends on equity prior to vesting
Administered by an independent committee	Guaranteed minimum payouts or uncapped award opportunities
The Compensation Committee carefully considers feedback from the Company's stockholders regarding the Company's executive compensation program, including the results of the stockholders' advisory vote on executive compensation at the 2014 annual meeting which was approved by approximately 92% of the votes cast. In accordance with the preference indicated by more than 84% of the votes cast at the Company's 2011 annual meeting of stockholders regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every three years. Accordingly, the next advisory vote on executive compensation will occur at the 2017 annual meeting of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this Proxy Statement under the heading "Communications with the Board of Directors."
In connection with Mr. Reid-Anderson becoming the Executive Chairman of the Company and Mr. Duffey becoming the President and Chief Executive Officer of the Company, in February 2016, the Company entered into new employment agreements with each of Messrs. Reid-Anderson and Duffey.
Executive Compensation Philosophy and Objectives
The following are the objectives for the Company's executive compensation program:

•	Establish fair, competitive aggregate compensation, to include base salary, cash incentives and long-term incentives;

•	Closely align the interests of management with the Company's business objectives; and

•	Deliver an appropriate mix of fixed and at-risk compensation that is directly related to stockholder value and the Company's overall performance.
The Company's direct compensation program therefore consists of:

•	Base salary consistent with the executives' role and contributions to the Company;

•	Annual cash incentives for all executives tied to the Company's and the executives' performance;

•
A long-term incentive compensation program used to focus executives' efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options, restricted stock units, shares of restricted stock and other performance based equity awards; and

•	Perquisites and retirement benefits.
Administration of the Executive Compensation Program
The Compensation Committee of the Board is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee determines the appropriate compensation levels for the Company's named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees. Additional responsibilities of the Compensation Committee include, but are not limited to, reviewing the Company's executive compensation philosophy and strategy, participating in the performance evaluation process for the Chief Executive Officer, setting base salary and incentive opportunities for the Chief Executive Officer and other senior executives, establishing incentive compensation and performance goals and objectives for the Company's executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board, employment or consulting agreements, and severance arrangements, and approves such agreements or benefits for the named executive officers. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of the executive compensation programs.
The entire Board (other than the Chief Executive Officer) ratified the 2015 compensation for the Chief Executive Officer and the entire Board ratified the 2015 compensation for the other named executive officers.
Management Participation
The Company's human resources department is responsible for the ongoing management of the executive compensation program. The Senior Vice President, Administration and his staff serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the Chief Executive Officer. The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The Compensation Committee regularly meets in executive session without management.
Compensation Consultants
The Compensation Committee has engaged Deloitte to provide advice to the Compensation Committee on an ongoing basis regarding executive compensation strategy and programs, including the compensation of the Chief Executive Officer, the design of its compensation program, the compensation practices of competitors, and legislation or regulations impacting the Company's executive compensation program.
Determining Executive Compensation
In making compensation decisions regarding executive officers generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company's strategic business objectives, and the executive's performance and experience. The Compensation Committee believes that market compensation data should only be used as a point of reference, not as the determining factor in the executive officers' compensation. The initial compensation arrangements for the named executive officers were a result of arm's-length negotiations by the Company with the executives in connection with their hire or retention and do not correspond to a specific benchmark level of pay. The compensation for the named executive officers are reviewed annually by the Board, the Compensation Committee and the Chief Executive Officer. An analysis of overall Company performance, budget targets, achievement of individual performance goals and the direct reporting relationship to the Chief Executive Officer is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company's compensation philosophy and plans. In determining long-term incentive grants in 2015, the Company considered general historical market information on long-term incentive grants from Deloitte, along with past awards, and company and individual performance in making compensation recommendations to the Compensation Committee.
Components of Executive Compensation
The individual components of the Company's executive compensation program include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Perquisites and benefits
In setting total compensation, the Compensation Committee applies a consistent approach for all executive officers. Although the Compensation Committee has a compensation approach, as described below, the Compensation Committee exercises appropriate business judgment in how it applies the approach to the facts and circumstances associated with each executive.
As illustrated in the following charts and discussed in more detail below, over 90% of the Chief Executive Officer’s annual target total direct compensation is variable / ‘at risk’ and tied to Company performance, while on average, over 85% of the other named executive officers’ annual target total direct compensation is variable / ‘at risk.’

Base Salary
Salaries are used to provide a fixed amount of compensation for an executive's work. Although initially established in each named executive officer's respective employment agreement, the salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The Compensation Committee strives to pay a base salary to attract and retain talented executive officers based on the individual's responsibilities, performance and experience, as well as internal equity, and business and industry conditions.
Each of the named executive officers entered into an employment agreement with the Company in 2010, and their base salaries and other compensation were determined as a result of the related individual negotiations, and based on the philosophies and factors described herein. For 2015, Messrs. Duffey, Balk, Hawrylak and Petit received salary increases ranging from 3.8% to 5.1%. In addition, Mr. Reid-Anderson received a salary increase of 25% since he had not received a base salary rate increase since joining the Company in 2010. The following table shows the annual base salary rate in 2015 for the named executive officers:

Executive	Base Salary Rate($)
James Reid-Anderson	1,500,000
John M. Duffey	615,000
Lance C. Balk	550,000
Brett Petit	425,000
Walter S. Hawrylak	370,000
Annual Incentives
The Company's annual cash incentive plan closely links pay and performance by providing all eligible full-time employees, including the named executive officers, an incentive compensation opportunity based on the Company achieving key business plan goals.

Pursuant to the Company's annual cash incentive plan, a maximum pool was determined from which annual incentives may be paid based on the achievement of Adjusted EBITDA. "Adjusted EBITDA" is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company. “Modified EBITDA” is defined as the Company’s consolidated income (loss) from continuing operations excluding: the cumulative effect of changes in accounting principles; discontinued operations gains or losses; income tax expense or benefit; restructure costs or recoveries; reorganization items (net); other income or expense; gain or loss on early extinguishment of debt; equity in income or loss of investees; interest expense (net); gain or loss on disposal of assets; gain or loss on the sale of investees; amortization; depreciation; stock-based compensation; and fresh start accounting valuation adjustments.

Unless Adjusted EBITDA for 2015 was more than $434.6 million, no annual incentive would have been earned. Based on achieved Adjusted EBITDA in excess of $434.6 million for 2015, a pool for annual incentives was available. A pool for target annual incentives was determined at Adjusted EBITDA of $464 million and a pool for maximum annual incentives at 200% of target annual incentives was determined at Adjusted EBITDA of $487 million. With achievement of Adjusted EBITDA of $481 million (with adjustments to exclude the effects of costs incurred from certain Company initiatives as approved by the Board), a pool for annual incentives of 179.6% of aggregate target annual incentives was available under the annual cash incentive plan.
The following table shows the target annual incentive opportunities for the named executive officers for 2015:

Executive	Target Annual Incentive
James Reid-Anderson	120% of base salary
John M. Duffey	75% of base salary
Lance C. Balk	75% of base salary
Brett Petit	62.5% of base salary
Walter S. Hawrylak	62.5% of base salary

No named executive officer may earn more than 200% of his target annual incentive. In addition to achieving the Adjusted EBITDA criteria described above, each named executive officer receives his target annual incentive based on achievement of the following four financial and strategic objectives:

Criteria	Goal
Adjusted EBITDA (weighted 50%)	$464 million
Net debt level (weighted 25%)	Equal to or better than budget ($1,309 million after adjustment for share repurchases)
Guest satisfaction (weighted 12.5%)	2015 guest satisfaction score exceeds 2014 guest satisfaction score (within an immaterial statistical error threshold) or 2015 guest satisfaction score equals or exceeds 8.0
Success in fostering and maintaining a safe park environment (weighted 12.5%)
● 2015 guest safety score exceeds 2014 guest safety score or 2015 guest safety score equals or exceeds 8.0 (weighted 50%) and
● prorated based on workers compensation claims not exceeding an annual workers compensation claim target (weighted 50%)

Provided Adjusted EBITDA was more than $434.6 million for 2015, attainment of the weighted target annual incentive components is determined separately for each of the four objectives. To the extent that Adjusted EBITDA for 2015 exceeded $464 million, the aggregate earned annual incentive based on the four objectives is increased, resulting in a maximum of 200% of target annual incentive for $487 million of Adjusted EBITDA and full or partial satisfaction of the other strategic objectives. With achievement of Adjusted EBITDA of $481 million and achievement of full or partial target performance with respect to the other three objectives, Mr. Reid-Anderson and the other named executive officers earned 179.6% of their target annual incentive under the annual cash incentive plan based on the criteria set forth above.
The Compensation Committee then determined an additional incentive within the limits of the overall annual incentive pool and 200% of individual named executive officers’ target annual incentive maximum, with respect to Messrs. Duffey, Balk, Hawrylak and Petit, based on the following factors: (i) individual performance during the year, (ii) the performance of the specific business unit or function managed by each respective current named executive officer, and (iii) the Company's significantly stronger financial position at year end versus prior year. Specifically, the Compensation Committee factored the following achievements for each executive: (i) Mr. Duffey's financial leadership and contributions to the growth of the

Company's international development opportunities, (ii) Mr. Balk's management and resolution of litigation, (iii) Mr. Petit's marketing, pricing and membership innovation and success, and (iv) Mr. Hawrylak's favorable insurance program renewals and employee satisfaction enhancements. Such additional incentives were as follows: Mr. Duffey—$94,095, Mr. Balk—$84,150, Mr. Petit—$54,187 and Mr. Hawrylak—$47,175.
In February 2016, the Compensation Committee approved the following annual incentive awards for the named executive officers that were paid upon completion of the Company's audit for 2015. The amounts paid pursuant to the annual cash incentive plan are set forth in the "Non-Equity Incentive Plan" column of the 2015 Summary Compensation Table because such amounts were paid pursuant to the pre-established criteria under the annual cash incentive plan.

Executive	179.6% of Target Annual Incentive Earned at $481 million EBITDA($)	Additional Annual Incentive Earned($)	Total Annual Incentive Earned($)
James Reid-Anderson	3,232,800	—	3,232,800
John M. Duffey	828,405	94,095	922,500
Lance C. Balk	740,850	84,150	825,000
Brett Petit	477,063	54,187	531,250
Walter S. Hawrylak	415,325	47,175	462,500

Long-Term Incentives
The Company's long-term incentive awards are tied to the Company's performance and the value of its common stock over several years. These awards are intended to align the interests of the named executive officers with those of the Company's stockholders and to reward the named executive officers' contribution to the long-term growth and performance of the Company. The Compensation Committee also believes that it is appropriate to evaluate equity grant opportunities on a systematic basis at least annually. The Compensation Committee awards stock options or restricted stock units (or alternatively, restricted stock), or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer. These awards are granted under the Company's Long-Term Incentive Plan. The Compensation Committee may, from time to time, based on individual circumstances, grant additional equity incentive awards to employees, including named executive officers, due to circumstances such as outstanding performance or in connection with a promotion.

•
Stock Options.   Stock options vest 25% on each of the first four anniversaries of the grant date. The stock options have a term of ten years and, in all instances, an exercise price of not less than the closing price of the Company's common stock on the date the stock options are granted. The Compensation Committee believes that stock options are appropriate because they are aligned with the long-term interests of stockholders, as the stock options have no value to the named executive officers unless the market value of the Company's common stock increases after the grant date. As discussed below under "Dividend Equivalent Rights," unvested stock options have DERs associated with them. The Compensation Committee granted stock options to the named executive officers (other than Mr. Reid-Anderson who had received a stock option grant in February 2015) in August 2015 as part of a general grant to employees to provide incentives since it had been approximately one year since the Company had awarded any options to its employees.

•
Restricted Stock/Restricted Stock Units.   Restricted stock units generally vest 25% on each of the first four anniversaries of the grant date. The number of restricted stock units (or shares of restricted stock) granted is based on the closing price of the Company's common stock on the date of grant. Outstanding shares of restricted stock and restricted stock units receive dividends at the same rate as all other stockholders. Recipients of awards of restricted stock units do not have voting rights on such shares before the awards vest and any dividends paid are credited to a book entry account and are distributed if and when such awards vest. Recipients of awards of restricted stock have rights to dividends (subject to the same vesting requirements as the underlying shares) and have the right to vote such shares. While the Compensation Committee believes that restricted stock units (or shares of restricted stock) are appropriate because they enhance the retention of the named executive officers and increase in value only if the Company's stock price increases, the Compensation Committee has not granted any time-based restricted stock or restricted stock units to the named executive officers since 2011.

•
Performance Awards—Project 500.   In order to motivate the Company's management team to continue to improve the Company's financial position, the Compensation Committee established a performance award program, called Project 500, that provided participants with an equity incentive in the event that the Company reached its goal of $500 million of Modified EBITDA in a calendar year by December 31, 2015. The Compensation Committee believed that Modified EBITDA, rather than Adjusted EBITDA, was the appropriate measurement because it is the most comparable measure to other industry participants and incorporates the full range of the Company's business.
For additional incentive, Project 500 provided that if at least $475 million of Modified EBITDA but less than $500 million of Modified EBITDA was achieved in calendar year 2014, a partial Project 500 award could be achieved and any over-performance above $475 million of Modified EBITDA would be credited to the next calendar year's achievement of $475 million of Modified EBITDA for an additional partial award.
As a result of the Company's achievement of $477 million of Modified EBITDA in calendar year 2014, in February 2015, each named executive officer earned shares of stock in accordance with the partial achievement award under Project 500 along with associated DERs as set forth in the 2015 Option Exercise and Stock Vested Table.
Since the partial award was earned for 2014, and Modified EBITDA of at least $473 million was achieved in calendar year 2015 (i.e., $475 million less $2 million of excess Modified EBITDA earned in 2014), additional shares of stock were earned in February 2016 in the following amounts:

Executive	Shares of Stock
James Reid-Anderson	457,500
John M. Duffey	100,000
Lance C. Balk	50,000
Brett Petit	40,000
Walter S. Hawrylak	40,000

•
Performance Awards—Project 600. Largely due to the Company's substantial progress and the success of Project 500 in motivating the participants, the Compensation Committee in 2014 determined that a new aspirational goal in the form of a similar program, called Project 600, would be beneficial to the Company and its stockholders. Project 600 provides participants with an equity incentive for the Company to achieve $600 million of Modified EBITDA in a calendar year (the "Project 600 Target Modified EBITDA") by December 31, 2017. Pursuant to Project 600, the named executive officers will be issued shares of stock if the Company achieves the Project 600 Target Modified EBITDA.

Project 600 provides management with incentive to reach the Project 600 Target Modified EBITDA earlier than 2017 by providing early achievement bonuses. If the Project 600 Target Modified EBITDA is first achieved in calendar year 2018, and no early achievement bonus or partial award (as described below) was previously earned, participants will be entitled to receive 50% of their target award.
The number of shares of stock that each current named executive officer is eligible to receive is set forth below if the Project 600 Target Modified EBITDA is first achieved in the year specified and no partial award (as described below) was previously earned:

		Shares of Stock
Executive	2015 Early Achievement	2016 Early Achievement	2017 Achievement/Target Award	2018 Achievement
James Reid-Anderson	675,000	575,000	500,000	250,000
John M. Duffey	162,000	138,000	120,000	60,000
Lance C. Balk	60,750	51,750	45,000	22,500
Brett Petit	54,000	46,000	40,000	20,000
Walter S. Hawrylak	54,000	46,000	40,000	20,000

As described in "—Description of Employment Agreements of Named Executive Officers," in conjunction with the transition of executive responsibilities in February 2016, the number of shares that Mr. Reid-Anderson could earn under Project 600 was reduced by 250,000 shares and the number of shares that Mr. Duffey could earn under Project 600 was increased by 250,000 shares.

If at least $575 million of Modified EBITDA, but less than the Project 600 Target Modified EBITDA, is achieved in calendar year 2016 or 2017, a partial Project 600 award can be achieved and any over-performance above $575 million of Modified EBITDA can be credited to the next calendar year's achievement of $575 million of

Modified EBITDA for an additional partial award. The following table describes the number of shares that may be issued based on the year a partial award is achieved:

Shares of Stock
Achievement of Partial Award	No Partial Award in Prior Year	Partial Award in Prior Year
2016	75% of 2016 Early Achievement	N/A
2017	75% of 2017 Achievement	25% of 2017 Achievement

The Company's Audit Committee will determine Modified EBITDA after reviewing the Company's audited financial statements for the applicable year. As a general matter, Modified EBITDA will exclude the impact of one-time or extraordinary events such as acquisitions and dispositions and costs associated with the evaluation of strategic options. Any shares under Project 600 will be issued after the Compensation Committee certifies the achievement of the Modified EBITDA after completion of the Audit Committee's review of the Company's audited financial statements for the applicable calendar year.

If a change in control (as defined under Project 600) occurs, then the Project 600 Target Modified EBITDA is deemed earned but no early achievement award would be considered earned (unless such Project 600 Target Modified EBITDA had already been earned by the time of the change in control) and instead if no partial awards were previously made the target award would be treated as earned.

To receive shares under Project 600 the following minimum criteria are also required: (i) the Company must have a profit for at least one of the 2015, 2016, 2017 or 2018 calendar years and (ii) (y) unless otherwise determined by the Compensation Committee, the executive must be employed by the Company on the first day of the calendar year immediately following the calendar year during which the requisite Modified EBITDA was achieved or (z) the executive must be employed by the Company on the date of a change in control (as defined under Project 600), or have had such employment terminated in anticipation of such a change in control.
Dividend Equivalent Rights
In order for stock option holders and Project 500 and Project 600 participants to participate in the Company's quarterly dividend on its common stock, the Compensation Committee determined to grant holders of the Company's unvested stock options and Project 500 and Project 600 awards with DERs. The stock option DERs granted to the named executive officers provide for issuance of shares of stock to holders of unvested stock options in a value equal to any dividends on the common stock from the grant date through the date of option vesting. Similarly, the Project 500 and Project 600 DERs provide for issuance of shares of stock in a value equal to any dividends on the common stock from the award issuance date through the date shares, if any, are issued under Project 500 or Project 600. The Compensation Committee believes that the use of DERs was necessary to keep the executives aligned with stockholders as a significant part of the Company's total stockholder return is in the form of dividends.
Perquisites and Benefits
The named executive officers receive the same health, welfare and other benefits provided to other Company employees. The Company provides limited perquisites to named executive officers such as a fixed automobile and tax and legal allowance for Mr. Reid-Anderson. The "All Other Compensation" column of the 2015 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC. The Compensation Committee reviews the Company's policies on executive officer perquisites on an annual basis.
The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions. In 2015, the Company matched 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits). The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the contributory 401(k) Plan and receive corresponding matching contributions. For a discussion of the Supplemental 401(k) Plan, see "—Fiscal 2015 Non-Qualified Deferred Compensation."
The Company maintains an employee stock purchase plan, which is made available to substantially all of the Company's employees, and allows participants to acquire the Company's common stock at a discounted price. The employee stock purchase plan was approved by stockholders at the Company's annual meeting in May 2011. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company's common stock at a 10% discount to the lower of the market value of the common stock at the beginning or end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company's common stock on the first trading day of each offering period) of the Company's common stock in any calendar year.
Compensation Upon Termination of Employment
In addition to the direct compensation program, the Company believes it is important to provide certain of the executive officers with competitive separation payments and benefits because it provides a measure of financial security for the executive officer and his family in the event of certain terminations of an executive officer's employment and also enables the Company to secure their cooperation following termination. Post-employment compensation consists primarily of two types—severance pay and benefits continuation. Under their respective employment agreements, the named executive officers are entitled to receive these benefits in the event of specified terminations of employment and as a consequence of a change in control. The agreements contain a double-trigger provision, which requires both a change in control and termination of employment in order for the executive officer to receive benefits under the change in control provision rather than a single-trigger provision under which benefits are triggered automatically by a change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.
The separation payments and benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:

•	Enhance the Company's value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of the Company's management team if they are negotiating and executing a consolidation transaction.

•	Keep the management team focused on the Company's business instead of their personal financial situation.
The Company elects to provide post-employment compensation to the executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and the Company's hiring needs dictate. See "—Potential Payments Upon Termination" for additional information on separation payments and benefits for the named executive officers.
Tax and Accounting Impact and Policy
The financial and income tax consequences to the Company of individual executive compensation elements are important considerations for the Compensation Committee when analyzing the overall design and mix of compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s Chief Executive Officer or the Company’s other named executive officers, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). Although the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, no assurances can be given, that compensation even if intended by the Compensation Committee to satisfy the requirements for deductibility under Section 162(m) of the Code would, in fact, do so.
Other Policies

To enhance alignment of interest between management and the Company's stockholders, the Company maintains stock ownership guidelines for executive officers and certain other members of senior management. Under the guidelines, each executive should seek to have a level of ownership of Company stock that has a value approximately equal to at least two times their annual base salary (and five times annual base salary for the Company's Chief Executive Officer). The ownership level should be achieved within three years of (i) the effective date of the guidelines for officers serving as of the adoption of the guidelines or (ii) the date the person first becomes an executive officer or member of senior management for new officers. All of the named executive officers are in compliance with the Company's stock ownership guidelines.
The Company's insider trading policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving Six Flags stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company's insider trading policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars and other derivative instruments, or through the establishment of a short position in the Company’s securities.
The Company's insider trading policy limits the pledging of Company common stock to those situations approved by the Company's General Counsel. The Company’s General Counsel expects to approve pledging of stock on a case by case basis only in those situations where the individual is acquiring stock pursuant to Company compensatory programs and because of taxes and acquisition costs, the likely alternative to pledging of the stock being acquired is the sale of such stock.
The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein, and that it is in the interests of the Company's stockholders that executives not be penalized for their past successes.
The Compensation Committee also does not have any specific "clawback" policy but intends to adopt one in conformity with the requirements of any final rules issued by the SEC. Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Reid-Anderson and Mr. Duffey must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.
Compensation Policies and Risk Management Practices
The Compensation Committee has reviewed the Company's policies and practices for all of the Company's employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company's annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce annual incentive payments (or pay no annual incentive) based on individual performance and any other factors it may determine to be appropriate in the circumstances.
2015 Summary Compensation Table
The following table summarizes the compensation paid by the Company to (i) the Company's Chief Executive Officer, (ii) the Company's Chief Financial Officer and (iii) the Company's other three most highly compensated executive officers serving as such at the end of the fiscal year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
James Reid-Anderson	2015	1,546,154	—	955,604	2,174,000	3,232,800	160,502	8,069,060
Chairman, President	2014	1,200,000	—	1,710,684	3,620,500	1,693,440	129,720	8,354,344
and Chief Executive Officer	2013	1,200,000	—	1,014,417	1,804,190	1,296,000	285,363	5,599,970
John M. Duffey	2015	637,500	94,095	141,894	151,198	828,405	52,820	1,905,912
Chief Financial Officer	2014	584,808	149,030	192,034	393,300	515,970	39,772	1,874,914
	2013	578,846	—	146,516	285,509	391,500	49,274	1,451,645
Lance C. Balk	2015	570,385	84,150	94,596	100,798	740,850	47,191	1,637,970
General Counsel	2014	529,808	82,540	128,023	262,200	467,460	37,658	1,507,689
	2013	524,039	—	109,887	214,132	354,375	45,630	1,248,063
Brett Petit	2015	440,577	54,187	94,596	100,798	477,063	37,059	1,204,280
Senior Vice President,	2014	404,808	142,325	106,686	218,500	297,675	26,943	1,196,937
Marketing	2013	397,308	—	85,467	166,547	225,000	34,420	908,742
Walter S. Hawrylak	2015	383,654	47,175	94,596	100,798	415,325	30,545	1,072,093
Senior Vice President,	2014	354,808	79,075	106,686	218,500	260,925	23,602	1,043,596
Administration	2013	349,231	—	85,467	166,547	196,875	24,512	822,632
_________________________

(1)
Due to 2015 being a 53 calendar week year with 27 pay periods, the 2015 salary amounts include an additional pay period. Each of the named executive officers deferred portions of their 2015 salary, bonus and/or non-equity incentive plan compensation into the Supplemental 401(k) Plan as set forth in the 2015 Non-Qualified Deferred Compensation Table and the numbers in the columns above are prior to any such deferrals.

(2)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These awards were the DERs distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2015.

(3)
The dollar amount represents the aggregate grant date fair value of the awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 9 to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options).

(4)
The dollar amount represents 401(k) Plan matching contributions of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions (subject to tax law limits), Supplemental 401(k) Plan matching contributions and Company-paid life insurance premiums as follows:

Executive	Life Insurance Premiums($)	401(k) Plan Match($)	Supplemental 401(k) Plan Match($)	Total($)
James Reid-Anderson	2,880	10,600	118,984	132,464
John M. Duffey	720	10,600	41,500	52,820
Lance C. Balk	2,376	10,600	34,215	47,191
Brett Petit	1,836	10,600	24,623	37,059
Walter S. Hawrylak	1,599	10,600	18,346	30,545
The amount shown in 2015 for Mr. Reid-Anderson includes $12,462 for an automobile allowance and $15,577 for a tax and legal allowance. Mr. Reid-Anderson's employment agreement provides that Mr. Reid-Anderson is entitled to a fixed automobile allowance of $1,000 per month as well as a fixed tax and legal allowance of $15,000 per calendar year. Due to 2015 being a 53 calendar week year with 27 pay periods, the 2015 allowance amounts include an additional pay period. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan, Supplemental 401(k) Plan and of perquisites and benefits that the Company provides to the named executive officers, see "—Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Benefits."
Description of Employment Agreements of Named Executive Officers
In 2010, the Company entered into employment agreements with each of the named executive officers. See "—Compensation Discussion and Analysis—Elements of Compensation" for additional information on the compensation of the named executive officers pursuant to their respective employment agreements.
In February 2016, Mr. Reid-Anderson assumed the role of Executive Chairman of the Company, Mr. Duffey became the Company’s President and Chief Executive Officer, and Marshall Barber assumed the role of Chief Financial Officer of the Company.
In connection with Mr. Reid-Anderson’s appointment as Executive Chairman, the Company entered into an employment agreement with Mr. Reid-Anderson (the “2016 Reid-Anderson Employment Agreement”). Pursuant to the 2016 Reid-Anderson Employment Agreement, Mr. Reid-Anderson’s 2010 employment agreement with the Company terminated on February 19, 2016, and he agreed to serve as Executive Chairman for a term of two years with a base salary of at least $1,000,000 for the first year of the term and at least $500,000 for the second year of the term. Mr. Reid-Anderson will be eligible for an annual bonus with a target of 100% of his base salary, which will be prorated in 2016 based on target rates in effect before and after the effectiveness of the 2016 Reid-Anderson Employment Agreement. In addition, Mr. Reid-Anderson forfeited one-half of his target award under the Company’s Project 600 Program but will continue to participate in the Company’s Project 600 Program with respect to a target award of 250,000 shares.
In connection with Mr. Duffey’s appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Duffey (the “2016 Duffey Employment Agreement”) that provides for, among other things, a base salary of at least $1,050,000 per year and an annual bonus with a target of 120% of his base salary, which will be prorated in 2016 based on target rates in effect before and after the effectiveness of the 2016 Duffey Employment Agreement. In addition, on February 19, 2016 Mr. Duffey was granted options to purchase 250,000 shares of the Company’s common stock in accordance with a nonqualified stock option agreement under the Company’s Long-Term Incentive Plan, which will vest in equal amounts upon each of the first four anniversaries of the grant date, and an additional award under the Company’s Project 600 Program with a target award of 250,000 shares for a total target award (including his existing award) under the Company’s Project 600 Program of 370,000 shares.
The 2016 Reid-Anderson Employment Agreement and the 2016 Duffey Employment Agreement also contain provisions for separation payments and benefits upon certain types of termination of employment as well as customary non-competition, indemnification, confidentiality and proprietary information provisions. For a description of separation or change of control payments and benefits provided by these employment agreements, see "—Potential Payments Upon Termination."

2015 Grants of Plan-Based Awards
The following table provides information on equity and non-equity awards granted in 2015, except as otherwise noted below, to each of the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Reid-Anderson	—	—	1,800,000	3,600,000	—	—	—	—	—	—	—
	2/19/2015	—	—	—	—	—	—	—	200,000	47.60	2,174,000
	2/19/2015	—	—	—	—	—	—	(2)	—	—	955,604
John M. Duffey	—	—	461,250	922,500	—	—	—	—	—	—	—
	8/24/2015	—	—	—	—	—	—	—	30,000	42.34	151,198
	8/24/2015	—	—	—	—	—	—	(2)	—	—	141,894
Lance C. Balk	—	—	412,500	825,000	—	—	—	—	—	—	—
	8/24/2015	—	—	—	—	—	—	—	20,000	42.34	100,798
	8/24/2015	—	—	—	—	—	—	(2)	—	—	94,596
Brett Petit	—	—	265,625	531,250	—	—	—	—	—	—	—
	8/24/2015	—	—	—	—	—	—	—	20,000	42.34	100,798
	8/24/2015	—	—	—	—	—	—	(2)	—	—	94,596

Walter S. Hawrylak	—	—	231,250	462,500	—	—	—	—	—	—	—
	8/24/2015	—	—	—	—	—	—	—	20,000	42.34	100,798
	8/24/2015	—	—	—	—	—	—	(2)	—	—	94,596
_______________________________

(1)
See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" for details regarding the annual incentive. Because of Mr. Reid-Anderson's participation in the general executive annual cash incentive plan for 2015, the 50% of base salary minimum bonus opportunity set forth in Mr. Reid-Anderson's employment agreement was not applicable during 2015.

(2)
On the August 2015 grant dates of stock option awards (and February 2015 for Mr. Reid-Anderson), DERs were also granted to each named executive officer with respect to the same number of shares as the number of shares underlying the stock option award granted. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash DERs accumulated from the grant date through the date that the stock option vests.

2015 Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the total outstanding equity awards as of December 31, 2015 for each of the named executive officers:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
James Reid-Anderson	—	—	—	—	—	—	—	—	500,000(3)	28,800,000
	2/17/2012	—	30,000	—	23.53	2/17/2022	—	—	—	—
	8/24/2012	—	50,000	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(4)	332,000	—	—
	2/20/2013	—	125,000	—	33.45	2/20/2023	—	—	—	—
	2/20/2013	—	—	—	—	—	(4)	736,250	—	—
	2/19/2014	—	112,500	—	40.02	2/19/2024	—	—	—	—
	2/19/2014	—	—	—	—	—	(4)	457,875	—	—
	8/24/2014	—	187,500	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(4)	586,875	—	—
	2/19/2015	—	200,000	—	47.60	2/19/2025	—	—	—	—
	2/19/2015	—	—	—	—	—	(4)	324,000	—	—
John M. Duffey	—	—	—	—	—	—	—	—	120,000(3)	6,912,000
	9/7/2010	146,960	—	—	10.00	9/7/2020	—	—	—	—
	8/24/2011	108,000	—	—	16.81	8/24/2021	—	—	—	—
	8/24/2012	54,000	18,000	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(4)	119,520	—	—
	8/24/2013	18,000	18,000	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(4)	89,820	—	—
	8/24/2014	11,250	33,750	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(4)	105,638	—	—
	8/24/2015	—	30,000	—	42.34	8/24/2025	—		—	—
	8/24/2015	—	—	—	—	—	(4)	33,000	—	—
Lance C. Balk	—	—	—	—	—	—	—	—	45,000(3)	2,592,000
	8/24/2011	27,000	—	—	16.81	8/24/2021	—	—	—	—
	8/24/2012	13,500	13,500	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(4)	89,640	—	—
	8/24/2013	13,500	13,500	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(4)	67,365	—	—
	8/24/2014	7,500	22,500	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(4)	70,425	—	—
	8/24/2015	—	20,000	—	42.34	8/24/2025	—	—	—	—
	8/24/2015	—	—	—	—	—	(4)	22,000	—	—
Brett Petit	—	—	—	—	—	—	—	—	40,000(3)	2,304,000
	8/24/2012	—	9,750	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(4)	64,740	—	—
	8/24/2013	—	10,500	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(4)	52,395	—	—
	8/24/2014	—	18,750	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(4)	58,688	—	—
	8/24/2015	—	20,000	—	42.34	8/24/2025	—	—	—	—
	8/24/2015	—	—	—	—	—	(4)	22,000	—	—
Walter S. Hawrylak	—	—	—	—	—	—	—	—	40,000(3)	2,304,000
	8/24/2012	—	9,750	—	27.76	8/24/2022	—	—	—	—
	8/24/2012	—	—	—	—	—	(4)	64,740	—	—
	8/24/2013	—	10,500	—	34.49	8/24/2023	—	—	—	—
	8/24/2013	—	—	—	—	—	(4)	52,395	—	—
	8/24/2014	—	18,750	—	37.54	8/24/2024	—	—	—	—
	8/24/2014	—	—	—	—	—	(4)	58,688	—	—
	8/24/2015	—	20,000	—	42.34	8/24/2025	—		—	—
	8/24/2015	—	—	—	—	—	(4)	22,000	—	—

_________________________

(1)
The stock options awarded to all of the named executive officers vest 25% on each anniversary of the grant date with acceleration upon certain events as discussed in "Potential Payments Upon Termination of Named Executive Officers." As described in "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights," in connection with the dividend increase in 2012, the Board began granting DERs to holders of unvested stock options. On a quarterly basis as stockholders are paid cash dividends, the DERs accrue dividends which will be distributed to the named executive officers in shares upon the vesting of their stock option award.

(2)	The value set forth for DERs is based on the number of cash dividend equivalents accumulated from the grant date through December 31, 2015.

(3)
Amount represents the target number of shares that may be issued under Project 600 if the Company achieves the Project 600 Target Modified EBITDA in calendar year 2017. See "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" and "—Compensation Discussion and Analysis—Elements of Compensation—Dividend Equivalent Rights" for a discussion of Project 600 and related DERs. See "—Description of Employment Agreements of Named Executive Officers" for a discussion of changes to the Project 600 awards for Messrs. Duffey and Reid-Anderson effective in 2016.

(4)
On the grant date of the stock option awards, accompanying DERs were also granted to each named executive officer. The number of shares of common stock that vest pursuant to the DERs is based on the conversion of cash dividend equivalents accumulated from the grant date through the date that the stock option vests.

2015 Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock vested for the named executive officers during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)(2)	Value Realized on Vesting($)(3)
James Reid-Anderson	242,500	2,777,594	606,650	28,064,831
John M. Duffey	153,040	6,335,790	137,885	6,350,558
Lance C. Balk	27,000	484,920	71,132	3,268,028
Brett Petit	46,000	895,772	56,460	2,595,635
Walter S. Hawrylak	40,750	721,407	56,460	2,595,635
_____________________________

(1)	The amount was calculated based on the difference between the market price of the Company's common stock on the date of exercise and the exercise price.

(2)
The amount represents the shares earned under Project 500 in 2015 based on calendar year 2014 performance as well as DERs associated with such shares earned under Project 500 and with the stock options that vested in 2015 as described in "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives."

(3)
The amount was calculated based on the fair market value of the Company's common stock on the vesting date (or the previous trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company's common stock on the applicable date and accumulated dividends/DERs.

Fiscal 2015 Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Plan that covers selected employees including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company's 401(k) Plan. In addition, the Supplemental 401(k) Plan provides participants who have made the maximum contribution under the Company's 401(k) Plan to be credited with matching contributions under the Supplemental 401(k) Plan to the extent allocations under the Company's 401(k) Plan were limited and to the extent of contributions to the Supplemental 401(k) Plan subject to an overall matching contribution limit. Aggregate matching contributions for a participant under the Supplemental 401(k) Plan and the Company's 401(k) Plan is limited to 4% of the participant's base salary and annual incentive compensation. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service from the Company. The following table sets forth information concerning the named executive officers' participation in the Supplemental 401(k) Plan during fiscal 2015:

Non-Qualified Deferred Compensation
Name	Executive Contributions In Fiscal 2015($)(1)	Registrant Contributions in Fiscal 2015($)(1)	Aggregate Earnings (Loss) In Fiscal 2015($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance At Fiscal 2015($)(2)
James Reid-Anderson	191,158	118,984	(32,169)	—	1,025,412
John M. Duffey	202,125	41,500	(9,821)	—	787,712
Lance C. Balk	83,723	34,215	(6,947)	—	375,528
Brett Petit	87,464	24,623	(4,241)	—	273,297
Walter S. Hawrylak	8,462	18,346	(2,057)	—	67,987
_________________________________

(1)
All amounts reported as executive contributions are executive elective deferrals included in the 2015 Summary Compensation Table, as salary or non-equity incentive compensation for 2015. All amounts reported as registrant contributions are Company matching contributions included in the 2015 Summary Compensation Table as all other compensation for 2015.

(2)
The aggregate balance includes $933,662, $692,319, $335,660, $267,499, and $67,175 for Messrs. Reid-Anderson, Duffey, Balk, Petit, and Hawrylak, respectively, which was reported in the Summary Compensation Table for 2012 through 2015.

Potential Payments Upon Termination
Potential Payments Upon Termination of Named Executive Officers
All of the named executive officers have provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment.
Payments Upon Death or Disability
Upon a named executive officer's termination of employment, such executive is generally entitled to unpaid earned salary, unpaid earned annual incentive and unpaid benefits. In addition, in the event of termination of the named executive officer's employment due to death or disability such executive would be entitled to receive (i) a pro rata portion of the annual incentive that would otherwise have been paid to such executive if his employment had not so terminated (a "Pro Rata Incentive"); and (ii) immediate vesting of all time-vested options, restricted stock, restricted stock units and other time-vested equity-based incentive awards then held by such executive (excluding any awards issued pursuant to the Company's Project 500 and Project 600 programs) (collectively, "Time-Vested Awards"), with all outstanding options remaining exercisable for the shorter of their originally scheduled respective terms and one year following the executive's date of termination.
Furthermore, in the event of termination of the employment of Messrs. Duffey (prior to the 2016 Duffey Employment Agreement), Balk, Hawrylak, or Petit due to disability, such executive would be entitled to a lump sum payment of an amount equal to the sum of such executive's base salary and target annual incentive for the year of termination. Pursuant to the 2016 Duffey Employment Agreement, in the event of termination of the employment of Mr. Duffey due to disability, he would be entitled to a lump sum payment of an amount equal to twice the sum of his base salary and target annual incentive for the year of termination. In the event of termination of the employment of Mr. Reid-Anderson due to disability, he would also be entitled to a lump sum payment of an amount equal to twice the sum of his base salary and target annual incentive for the year of termination.
Termination Without Cause or For Good Reason
If the Company terminates Mr. Reid-Anderson's employment without "cause" (as defined below) or he terminates his employment for "good reason" (as defined below), Mr. Reid-Anderson would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Incentive; (ii) a lump sum payment in an amount equal to twice the sum of (X) Mr. Reid-Anderson's base salary and (Y) target annual incentive for the year of termination; (iii) continued health care and life insurance coverage for a period of twenty-four months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; and (iv) immediate vesting of the greater of (X) the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination and (Y) 75% of the unvested component of each outstanding Time-Vested Award, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination. If Mr. Reid-Anderson's employment is so terminated before and with the cooperation of the acquirer or merger partner in a "change in control" (as such term is defined in his employment agreement) in anticipation of a change in control or on or during the twenty-four month period following a change in control, all of Mr. Reid-Anderson's Time-Vested Awards will fully vest.

Messrs. Duffey, Balk, Hawrylak, and Petit would be entitled to receive, in addition to accrued payments and benefits, (i) a Pro Rata Incentive; (ii) a lump sum payment in an amount equal to the sum of (X) executive's base salary and (Y) target annual incentive for the year of termination; (iii) continued health care coverage for a period of eighteen months from the date of termination or until executive receives comparable coverage from a subsequent employer on the same basis as such coverage is made available to other executives; (iv) immediate vesting of the unvested Time-Vested Awards that are scheduled to vest in the twelve-month period following executive's date of termination, with all vested options remaining exercisable for the shorter of their originally scheduled term and one year following the date of termination; and (v) executive outplacement services as reasonably determined by the Company. If the Company terminates the employment of Messrs. Duffey, Balk, Hawrylak, or Petit without "cause" (as defined below) or if such executive terminates his employment for "good reason" (as defined below) before, on or within two years after or in anticipation of a change in control (as such term is defined in their respective employment agreements), or for Mr. Duffey on or after February 19, 2016 for any termination of his employment without “cause” or his termination of employment for “good reason” instead of (ii) above, such executive will be entitled to a lump sum payment in an amount equal to twice the sum of (X) executive's base salary and (Y) target annual incentive for the year of termination and instead of (iv) above, all Time-Vested Awards will fully vest.
Pursuant to the 2016 Reid-Anderson Employment Agreement and the 2016 Duffey Employment Agreement, the Company may elect to pay a cash amount rather than continue health care and life insurance coverage.
"Cause" is generally defined under the employment agreements for the named executive officers as follows:

•	executive's continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his duties;

•	executive's material malfeasance or gross neglect in the performance of his duties;

•	executive's conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;

•	the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate constituting a crime;

•
executive's material breach of any material provision of his employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

•	executive's material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;

•
executive's continued failure to cooperate in any audit or investigation involving the Company or its affiliates or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

•	executive's actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.
"Good reason" is defined under the employment agreements for the named executive officers to mean the occurrence, without such executive's express written consent, of:

•	a material diminution in the executive's employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his position;

•	any reduction in base salary or target annual incentive (or prior to the 2016 Reid-Anderson Employment Agreement, minimum annual incentive or maximum annual incentive opportunities in the case of Mr. Reid-Anderson); or

•	any material breach by the Company of the compensation or indemnification provisions of the executive's employment agreement.
Additionally, the definition of good reason in the 2016 Reid-Anderson Employment Agreement includes the following circumstances: (i) the removal of him as Executive Chairman of the Company or an adverse change in his reporting obligations and (ii) the failure of the Company to nominate him for election as a member of the Board or the failure to appoint him as Chairman of the Board while he is a member of the Board or the failure of the Company’s stockholders to elect him to the Board once nominated. The definition of good reason in the 2016 Duffey Employment Agreement includes the following circumstances: (i) the removal of him as President and Chief Executive Officer of the Company or (ii) an adverse change in his reporting obligations.
An executive's employment may terminate for "good reason" only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of "good reason," he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 10 business days (5 business days in the case of Mr. Reid-Anderson) of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events and (iii) executive terminates executive's employment within 30 business days of the end of such cure period.

Potential Payments Upon Termination of Employment or Change in Control
The table below illustrates payments that would be made to a named executive officer if his employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by the Company to the executive beyond what the named executive officer has already earned. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2015 and assume there is no earned but unpaid base salary, annual incentive or expenses at the time of termination.

Executive	Cash Severance Payments($)(1)	Early Vesting of Stock Options($)(2)	Early Vesting of Project 600($)(3)	Benefit Continuation/Outplacement Services($)	Total($)
James Reid-Anderson
Death	—	13,833,550	—	—	13,833,550
Disability	6,600,000	13,833,550	—	—	20,433,550
Without Cause or for Good Reason—No Change in Control	6,600,000	11,033,488	—	42,005	17,675,493
Without Cause or for Good Reason—Change in Control	6,600,000	13,833,550	28,800,000	42,005	49,275,555
John M. Duffey
Death	—	2,170,568	—	—	2,170,568
Disability	1,076,250	2,170,568	—	—	3,246,818
Without Cause or for Good Reason—No Change in Control	1,076,250	1,171,433	—	42,184	2,289,867
Without Cause or for Good Reason—Change in Control	2,152,500	2,170,568	6,912,000	42,184	11,277,252
Lance C. Balk
Death	—	1,535,935	—	—	1,535,935
Disability	962,500	1,535,935	—	—	2,498,435
Without Cause or for Good Reason—No Change in Control	962,500	850,765	—	42,184	1,855,449
Without Cause or for Good Reason—Change in Control	1,925,000	1,535,935	2,592,000	42,184	6,095,119
Brett Petit
Death	—	1,255,803	—	—	1,255,803
Disability	690,625	1,255,803	—	—	1,946,428
Without Cause or for Good Reason—No Change in Control	690,625	660,118	—	42,184	1,392,927
Without Cause or for Good Reason—Change in Control	1,381,250	1,255,803	2,304,000	42,184	4,983,237
Walter S. Hawrylak
Death	—	1,255,803	—	—	1,255,803
Disability	601,250	1,255,803	—	—	1,857,053
Without Cause or for Good Reason—No Change in Control	601,250	660,118	—	32,720	1,294,088
Without Cause or for Good Reason—Change in Control	1,202,500	1,255,803	2,304,000	32,720	4,795,023
___________________________________

(1)
Because termination is assumed to have occurred on December 31, 2015, the Pro Rata Incentive otherwise payable upon death or disability or upon a termination without cause or for good reason is not reflected in the table.

(2)
Unvested portions of stock options would vest. The value is calculated by (a) multiplying the amount by which $54.94 (the closing price of the Company's common stock on December 31, 2015) exceeds the exercise price of the stock option by the number of shares subject to the accelerated portion of the stock option and (b) adding the value of corresponding DERs as of December 31, 2015.

(3)
Project 600 awards would vest at target. The value is calculated by (a) multiplying $54.94 (the closing price of the Company’s common stock on December 31, 2015) by the target number of shares under the Project 600 award and (b) adding the value of corresponding DERs as of December 31, 2015.

TRANSACTIONS WITH RELATED PERSONS
Policy and Procedures Regarding Transactions with Related Persons
The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A "related person" includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company's common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with an unrelated third party.
Transactions with Related Persons
During fiscal 2015, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.
During 2015, to the Company's knowledge, based solely on the Company's review of the copies of such forms received by the Company and written representations from certain reporting persons that no additional forms were required for those persons, all the required reports were filed on a timely basis by officers, directors, and greater than ten percent beneficial owners.
PROPOSAL 2: ADVISORY VOTE TO RATIFY THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2016. During 2015, KPMG LLP served as the Company's independent registered public accounting firm and also provided certain tax and audit-related services.
Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2016. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.
Required Vote
The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016 in this Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
AUDIT, AUDIT-RELATED AND TAX FEES
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and the annual financial statements of the related entities for the years ended December 31, 2015 and 2014, as well as fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2015 and 2014 includes the audit of the effectiveness of the Company's internal controls over financial reporting.

	2015	2014
Audit Fees(1)	$1,315,000	$1,281,000
Audit-Related Fees	—	—
Tax Fees(2)	41,000	41,000
_________________________________

(1)	In 2015 and 2014, foreign statutory audit fees were converted into US dollars using exchange rates as of December 31, 2015 and December 31, 2014, respectively.

(2)
Tax fees for 2015 and 2014 consisted primarily of fees for foreign tax compliance and consulting services because the Company does not use KPMG LLP for any domestic tax compliance services. Additionally, no such tax services were provided to any of the Company's officers or other employees. In 2015 and 2014, foreign tax compliance and consulting services fees were converted into US dollars using exchange rates as of December 31, 2015 and December 31, 2014, respectively.

All audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's policy provides for pre-approval of audit, audit-related, tax and internal control-related services provided by the independent registered public accounting firm on an annual basis and, in addition, any individual engagements must be separately approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 9, 2016 (except as noted below) as to common stock beneficially owned by (a) each of the Company's current directors and nominees to serve as directors, (b) each of the current named executive officers listed in the 2015 Summary Compensation Table, (c) all current directors, nominees to serve as directors and executive officers of the Company as a group, and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Six Flags Entertainment Corporation, 924 Avenue J East, Grand Prairie, Texas 75050.

Name	Number of Shares Beneficially Owned	Percentage of Class(1)
James Reid-Anderson(2)	4,162,100	4.5%
John M. Duffey(3)	1,279,079	1.4%
Lance Balk(4)	345,885	*
Brett Petit	217,834	*
Walter S. Hawrylak	329,408	*
Usman Nabi(5)(6)	—	—
Kurt Cellar(7)	68,541	*
Charles A. Koppelman(7)	29,768	*
Jon L. Luther(7)	42,743	*
Stephen D. Owens(7)(8)	37,442	*
Richard Roedel(7)	45,297	*
H Partners, LP(6)	15,387,844	16.5%
Capital Research Global Investors(9)	9,060,400	9.7%
The Vanguard Group(10)	5,280,577	5.7%
All directors and executive officers as a group (13 persons)(11)	6,646,020	7.1%
__________________________
* Less than one percent.

(1)
Applicable ownership percentage is based on 93,174,798 shares of common stock outstanding as of March 9, 2016. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock, within 60 days.

(2)	Includes 500,000 shares that are within a grantor retained annuity trust of which Mr. Reid-Anderson is trustee.

(3)	Includes 112,000 shares, which are held in a trust by Mr. Duffey's spouse.

(4)	Includes 200,000 shares that are within a grantor retained annuity trust of which Mr. Balk is trustee.

(5)
Mr. Nabi is a senior partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Nabi may be deemed to have voting and dispositive power with respect to the shares. Mr. Nabi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(6)
Information is based on (i) Schedule 13D/A, Amendment No. 6, filed on October 27, 2015 with the SEC by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer and (ii) Form 4, filed on December 23, 2015, with the SEC by Usman Nabi. A total of 15,387,844 shares are beneficially owned, of which 8,756,810 shares are directly beneficially owned by H Partners, LP. H Partners, LP has sole voting and dispositive power with respect to the shares held by it. H Partners Capital, LLC may be deemed to beneficially own 8,756,810 shares and may be deemed to have sole voting and dispositive power over such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, may be deemed to beneficially own 15,387,844 shares and may be deemed to have sole voting and dispositive power over such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC and H Partners Capital, LLC, may be deemed to have sole voting and dispositive power over 15,387,844 shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019.

(7)
Includes 2,896 shares of restricted stock that vest on May 3, 2016. The amounts for Messrs. Luther and Roedel also include 7,283 deferred stock units pursuant to the director cash retainer deferral program. Also, the amount for Mr. Roedel includes 17,454 held in his defined benefit pension plan and 17,664 held by his wife.

(8)	Includes 27,768 shares held with another person pursuant to agreement, including through an LLC.

(9)
Information based on Amendment No. 1 to Schedule 13G filed on February 16, 2016 with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company ("CRMC"). Capital Research Global Investors is deemed to be the beneficial owner of 9,060,400 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's common stock. Capital Research Global Investors holds more than five percent of the outstanding common stock of the Company as of December 31, 2015 on behalf of its client, Capital Income Builder. The address for the reporting persons is 333 South Hope Street, Los Angeles, California 90071.

(10)
Information based on Schedule 13G filed on February 11, 2016 with the SEC by The Vanguard Group. According to its Schedule 13G, The Vanguard Group reported having sole voting power over 59,624 shares, shared voting power over 4,300 shares, sole dispositive power over 5,221,253 shares, and shared dispositive power over 59,324 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. ("TVGI"), is the beneficial owner of 55,024 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVGI, is the beneficial owner of 8,900 shares as a result of its serving as investment manager of Australian investment offerings. The address for the reporting persons is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)	Includes all current members of the Board and all current executive officers of the Company.

2017 STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2017 annual meeting, the proposal must be in writing addressed to the Secretary of the Company and delivered to the Secretary at the Company's principal executive offices, no later than November 22, 2016, and must comply with Rule 14a-8 under the Exchange Act.
OTHER MATTERS
The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

WALTER S. HAWRYLAK Secretary
Grand Prairie, Texas
March 22, 2016

DIRECTIONS TO THE SIX FLAGS ENTERTAINMENT CORPORATION ANNUAL MEETING

The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017

The annual meeting of stockholders will be held on Wednesday, May 4, 2016, at 3:00 p.m. Eastern Time, at The Yale Club of New York City, which is located at 50 Vanderbilt Avenue in New York City between 44th and 45th Streets.
Via Subway
Take the 4, 5, 6, 7 trains or Times Square Shuttle to Grand Central and exit on Vanderbilt Avenue.
Via Railroad
Metro-North to Grand Central and exit on Vanderbilt Avenue.
Driving
From New England / I 95
Take I 95 South and follow signs to the Bruckner Expressway (278) towards the RFK Bridge (formerly the Triboro Bridge).
Approaching the RFK Bridge follow signs to Manhattan / FDR Drive South.
Take the FDR Drive South to the 49th Street Exit.
Take 49th Street across town to Lexington Avenue and turn left.
Take Lexington Avenue to 45th Street and turn right.
Take 45th Street one block to Vanderbilt Avenue and turn left.
The Yale Club of New York City is located at 50 Vanderbilt Avenue between 44th & 45th Streets.
From the George Washington Bridge
After crossing the bridge on I 95 North take the first exit to the Henry Hudson Parkway South (9A).
The Henry Hudson Parkway leads into the Westside Highway.
Turn left onto 57th Street and drive across town.
Turn right onto Lexington Avenue.
Turn right onto 45th Street.
Take 45th Street one block to Vanderbilt Avenue and turn left.
The Yale Club of New York City is located at 50 Vanderbilt Avenue between 44th & 45th Streets.

Six Flags®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 3, 2016.

Vote by Internet

- Go to **www.envisionreports.com/SIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Kurt M. Cellar	☐	☐	02 - John M. Duffey	☐	☐	03 - Charles A. Koppelman	☐	☐
04 - Jon L. Luther	☐	☐	05 - Usman Nabi	☐	☐	06 - Stephen D. Owens	☐	☐
07 - James Reid-Anderson	☐	☐	08 - Richard W. Roedel	☐	☐			

	For	Against	Abstain
2. Advisory vote to ratify KPMG LLP as the Company's independent public accounting firm for the year ending December 31, 2016.	☐	☐	☐

3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

7 1 D V

029RBC

2016 Annual Meeting of
Six Flags Entertainment Corporation Stockholders
May 4, 2016, 3:00 p.m. EDT
The Yale Club of New York City
50 Vanderbilt Avenue, New York, New York 10017

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Six Flags®

Annual Meeting Proxy Card — Six Flags Entertainment Corporation

2016 Annual Meeting of Stockholders

The Yale Club of New York City, 50 Vanderbilt Avenue, New York, New York 10017
Proxy Solicited by Board of Directors for Annual Meeting – May 4, 2016, at 3:00 p.m. EDT

Lance C. Balk and Walter S. Hawrylak, or either of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of common stock of Six Flags Entertainment Corporation of the undersigned held of record as of the close of business on March 9, 2016, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Six Flags Entertainment Corporation to be held on May 4, 2016 or at any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR all nominees and FOR Proposal 2.

In their discretion, Lance C. Balk and Walter S. Hawrylak, or either of them, are authorized to vote upon such other business as may properly come before the meeting.

(The shares of stock of the undersigned will be voted as specified on the reverse side.)